Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Total revenues increase 73% with significant increase in net income over prior year period

Raises 2013 financial outlook to include total revenues of $330 million to $340 million,

net income of $57 million to $64 million and non-GAAP adjusted earnings of $81 million to $91 million

SAN DIEGO (May 6, 2013) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2013.

Key financial results for the 2013 first quarter include:

•	Total revenues of $79.4 million grew 73% compared with total revenues of $45.9 million in the first quarter of 2012

•	Net income increased to $18.7 million and diluted earnings per share (EPS) were $0.25 compared with net income of $0.6 million and diluted EPS of $0.01 for the first quarter of 2012

•

Non-GAAP adjusted earnings were $23.9 million and diluted non-GAAP adjusted EPS were $0.32 in the first quarter of 2013 compared with non-GAAP adjusted earnings of $7.8 million and diluted non-GAAP adjusted EPS of $0.12 for the first quarter of 2012

•	Cash, cash equivalents and short-term investments were $97.6 million as of March 31, 2013 compared with $94.7 million at December 31, 2012

“We are pleased with the strong financial performance in first quarter of 2013 and the substantial increase in revenue and profitability over the prior year period,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Based on the strength of our first quarter results we are raising our top and bottom-line financial outlook for 2013.”

Mr. Proehl added, “The commercial launch of UCERIS™ for the induction of remission in patients with active, mild to moderate ulcerative colitis began in mid-February, and we reported $6.6 million in UCERIS net sales for the first quarter. We believe the UCERIS prescription trends are encouraging. We also achieved significant growth in net sales of GLUMETZA® and ZEGERID® in the first quarter.”

Wendell Wierenga, Ph.D., executive vice president of research and development stated, “Our clinical, regulatory and product development teams remain focused on advancing our development pipeline. The Biologics License Application (BLA) for RUCONEST®, our recombinant human C1 esterase inhibitor, was submitted to the U.S. Food and Drug Administration (FDA) in mid-April for the orphan indication of treatment of acute attacks of angioedema in patients with hereditary angioedema (HAE). Assuming the FDA accepts the BLA for review, we expect an FDA action date in April 2014.”

Dr. Wierenga added, “We are working on clinical and regulatory strategies to evaluate RUCONEST in HAE prophylaxis and in acute pancreatitis, and SAN-300 (anti-VLA-1 antibody) in rheumatoid arthritis.”

Business Highlights

First quarter and recent business highlights include the following:

•	In April 2013, announced the submission of a BLA to the FDA for RUCONEST (recombinant human C1 esterase inhibitor) for the treatment of acute attacks of angioedema in patients with HAE.

•

Received FDA approval in January 2013 of UCERIS (budesonide) extended release tablets 9 mg for the induction of remission in patients with active, mild to moderate ulcerative colitis. The company began promoting UCERIS to gastroenterologists during the week of February 22, 2013 with an expanded sales organization of 235 sales representatives. Total weekly prescriptions for UCERIS reached approximately 690 for the week ended April 19, 2013.

•	GLUMETZA (metformin hydrochloride extended release tablets) new prescriptions grew 21% and total prescriptions increased 18% in the first quarter of 2013 compared with the first quarter of 2012.

•

Santarus re-launched ZEGERID (omeprazole/sodium bicarbonate) with promotion to gastroenterologists and other selected physicians in February 2013. ZEGERID prescriptions have been significantly impacted by generic competition and lack of promotion since 2010. The product regained market exclusivity in September 2012 following a favorable appellate court ruling on the validity of certain patents covering ZEGERID.

•	CYCLOSET ® (bromocriptine mesylate) new prescriptions increased 21% and total prescriptions were up 44% in the first quarter of 2013 compared with the first quarter of 2012.

•	On April 30, 2013, the U.S. Patent and Trademark Office issued a U.S. patent for CYCLOSET, which is based on formulation enhancements. The new patent has an expiration date in 2032.

•

Announced that CYCLOSET was added to the American Association of Clinical Endocrinologists’ (AACE) Comprehensive Diabetes Management Algorithm, as an option for dual therapy in combination with metformin or another first-line agent to treat patients with type 2 diabetes.

First Quarter 2013 Financial Results

Total revenues increased by 73% to $79.4 million for the first quarter of 2013, compared with $45.9 million for the first quarter of 2012 as indicated below ($ in millions):

	Three Months Ended March 31,		Increase (Decrease)
	2013	2012
Product sales, net
GLUMETZA	$41.5	$31.2	$10.3
ZEGERID	24.6	8.5	16.1
UCERIS	6.6	—	6.6
CYCLOSET	3.9	3.6	0.3
FENOGLIDE	1.9	1.8	0.1

Total product sales, net	78.5	45.1	33.4
Other revenue	0.9	0.8	0.1

Total revenues	$79.4	$45.9	$33.5

Net income for the first quarter of 2013 was $18.7 million, diluted EPS was $0.25, non-GAAP adjusted earnings were $23.9 million and diluted non-GAAP adjusted EPS were $0.32. In the first quarter of 2012 the company reported net income of $0.6 million, diluted EPS of $0.01, non-GAAP adjusted earnings of $7.8 million and diluted non-GAAP adjusted EPS of $0.12.

License fees and royalties of $17.8 million for the first quarter of 2013 included royalties on net sales of GLUMETZA, UCERIS, ZEGERID and FENOGLIDE, the gross margin split on CYCLOSET net sales, and amortization of upfront payments. In addition, a $7.0 million milestone payable upon the first commercial sale of UCERIS is being amortized to license fee expense over the estimated useful life of the asset through mid-2020. License fees and royalties were $16.3 million for the first quarter of 2012 and included royalties on GLUMETZA, ZEGERID and FENOGLIDE net sales, the gross margin split on CYCLOSET net sales, amortization of upfront payments and a regulatory milestone paid for FDA acceptance of the UCERIS NDA for review.

Research and development (R&D) expenses were $6.6 million for the first quarter of 2013, compared with $5.2 million for the first quarter of 2012. The $1.4 million increase in R&D expenses was primarily attributable to costs associated with the ongoing UCERIS clinical study.

Selling, general and administrative (SG&A) expenses were $30.8 million for the first quarter of 2013 compared with $19.8 million for the first quarter of 2012. The $11.0 million increase in SG&A expenses was primarily a result of the addition of 85 sales representatives and costs associated with the commercial launch of UCERIS.

As of March 31, 2013, Santarus reported cash, cash equivalents and short-term investments of $97.6 million, compared with $94.7 million as of December 31, 2012. The $2.9 million net increase resulted primarily from the company’s net income for the three months ended March 31, 2013, adjusted for non-cash charges and changes in working capital, and the proceeds from the exercise of stock options.

Financial Outlook for 2013

Santarus has raised its financial outlook for full year 2013 as follows:

•	Total revenues of approximately $330 million to $340 million, compared with its prior estimate of total revenues of approximately $320 million to $325 million.

•

Net income of approximately $57 million to $64 million, and diluted EPS of $0.72 to $0.81, increased from its prior estimates of net income of approximately $50 million to $54 million, and diluted EPS of $0.63 to $0.68.

•

Non-GAAP adjusted earnings of approximately $81 million to $91 million and diluted non-GAAP adjusted EPS of $1.03 to $1.15, up from its prior estimates of non-GAAP adjusted earnings of approximately $73 million to $79 million and diluted non-GAAP adjusted EPS of $0.92 to $1.00.

The EPS estimates assume 79 million fully diluted shares.

Additional information for selected estimated expenses for 2013 is unchanged and is as follows:

•	License fees will include a $5 million expense for a success-based milestone assuming FDA acceptance for review of the RUCONEST BLA.

•	Research and development expenses of approximately $34 million to $38 million.

•

SG&A expenses of approximately $131 million to $134 million, which include an incremental estimated $38 million to $40 million investment associated with the previously disclosed sales force expansion of 85 sales representatives and promotional and other costs associated with the UCERIS launch and ZEGERID relaunch.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted earnings and diluted adjusted EPS as key operating metrics. Adjusted earnings and diluted adjusted EPS are non-GAAP financial measures. The company believes that the presentation of these non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The company uses these non-GAAP financial measures in connection with its own budgeting and planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below are tables reconciling the company’s non-GAAP adjusted earnings to GAAP net income for the period ended March 31, 2013 and 2012 and reconciling the company’s non-GAAP adjusted earnings guidance to GAAP net income guidance for the year ending December 31, 2013.

Santarus, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings

($ in millions)

(unaudited)

	Three Months Ended		Increase
	March 31,		(Decrease)
	2013	2012
GAAP net income	$18.7	$0.6	$18.1
Interest (income) expense	0.1	0.1	—
Income tax expense	1.1	0.3	0.8
Depreciation and amortization	1.6	1.5	0.1
Stock-based compensation	2.2	1.4	0.8
Stock issuance for regulatory milestone	—	3.7	(3.7)
Loss on contingent consideration	0.2	0.2	—

Non-GAAP adjusted earnings	$23.9	$7.8	$16.1

Non-GAAP adjusted EPS, diluted	$0.32	$0.12	$0.20

Shares used in computing non-GAAP adjusted EPS, diluted	76,010,143	65,720,689

Santarus, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings

Guidance for the Year Ending December 31, 2013

(in millions, except EPS)

GAAP net income	$57 - $64
Interest (income) expense	0
Income tax expense	4 - 5
Depreciation and amortization	7 - 8
Stock-based compensation	13 - 14

Non-GAAP adjusted earnings	$81 - $91

Non-GAAP adjusted EPS, diluted	$1.03 - $1.15

Shares used in computing non-GAAP adjusted EPS, diluted	79

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, May 6, 2013. Individuals interested in participating in the call may do so by dialing 866-819-7280 for domestic callers, or 678-374-2322 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 48284006. The live conference call also will be available by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on five products. UCERIS™ (budesonide) extended release tablets for the induction of remission in patients with active, mild to moderate ulcerative colitis and ZEGERID® (omeprazole/sodium bicarbonate) for the treatment of certain upper gastrointestinal disorders are promoted to gastroenterologists. GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol, are promoted to endocrinologists and other physicians who treat patients with type 2 diabetes. Full prescribing and safety information for Santarus’ products is available at www.santarus.com.

Santarus’ product development pipeline includes the investigational drug RUCONEST® (recombinant human C1 esterase inhibitor). A Biologics License Application (BLA) for RUCONEST was submitted to the FDA in April 2013 for the treatment of acute angioedema attacks in patients with hereditary angioedema (HAE). Santarus is also developing rifamycin SV MMX®, which is in Phase III clinical testing for treatment of travelers’ diarrhea. In addition, the company has completed a Phase I clinical program with SAN-300, an investigational monoclonal antibody. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated sales trends and financial results and the timing and outcome of various matters relating to Santarus’ development products, including the BLA for RUCONEST, and the planned clinical studies for SAN-300 and RUCONEST.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully launch UCERIS and generate revenues from its currently promoted commercial products and its authorized generic ZEGERID products; risks related to the RUCONEST BLA, including whether the FDA accepts the BLA for review and whether the FDA ultimately approves the BLA in a timely matter or at all; Santarus’ ability to timely and successfully complete ongoing and planned clinical studies and otherwise advance the development of its product pipeline; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of ongoing and any future patent litigation; Santarus’ dependence on strategic partners for certain aspects of its development programs, including risks related to their financial stability; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus® , FENOGLIDE®, UCERIS™, and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents and short-term investments	$97,628	$94,736
Accounts receivable, net	46,539	31,024
Inventories, net	11,171	9,897
Prepaid expenses and other current assets	7,132	6,678

Total current assets	162,470	142,335
Long-term restricted cash	750	950
Property and equipment, net	1,123	945
Intangible assets, net	21,754	16,254
Goodwill	2,913	2,913
Other assets	1,128	352

Total assets	$190,138	$163,749

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$46,658	$45,824
Allowance for product returns	21,222	20,574

Total current liabilities	67,880	66,398
Deferred revenue, less current portion	1,488	1,639
Long-term debt	9,891	9,876
Other long-term liabilities	3,820	2,884
Total stockholders’ equity	107,059	82,952

Total liabilities and stockholders’ equity	$190,138	$163,749

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Product sales, net	$78,518	$45,129
Royalty revenue	922	751

Total revenues	79,440	45,880
Costs and expenses:
Cost of product sales	4,467	3,484
License fees and royalties	17,795	16,319
Research and development	6,554	5,174
Selling, general and administrative	30,754	19,847

Total costs and expenses	59,570	44,824

Income from operations	19,870	1,056
Other income (expense):
Interest income	14	—
Interest expense	(76)	(101)

Total other income (expense)	(62)	(101)

Income before income taxes	19,808	955
Income tax expense	1,093	328

Net income	$18,715	$627

Net income per share:
Basic	$0.29	$0.01

Diluted	$0.25	$0.01

Weighted average shares outstanding used to calculate net income per share:
Basic	63,963,733	61,768,374
Diluted	76,010,143	65,720,689

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